July 25, 2000



Integrated Health Services, Inc.
The Highlands
910 Ridgebrook Road
Sparks, MD   21152

Attn:    C. Taylor Pickett

Dear Mr. Pickett:

The purpose of this letter is to set forth the terms of the engagement between Alvarez & Marsal, Inc. ("A&M"), Joseph A. Bondi (the "Officer") and Integrated Health Services, Inc. (the "Company"), including the scope of the services to be performed and the basis of compensation for those services. Upon your execution and the effectiveness hereof pursuant to paragraph 8, this letter will constitute an agreement between the Company, the Officer, and A&M.


1.       Description of Services and Duties

         (a) During the term of this engagement A&M shall make available to the Company the services of the Officer. Subject to sub-paragraph (b) below, the Officer shall be duly appointed by the Board of Directors of the Company (the"Board") at the next scheduled meeting of the Board as its Chief Executive Officer. As such, the Officer shall report directly to the Company's Board and shall, with senior management, develop proposals for the Board's consideration to address the Company's financial and operating performance. No such proposals, including proposals related to the activities listed below, shall be implemented by the Officer without the Board's prior approval. It is anticipated the Officer shall work with senior management on the following activities:



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                  (i)      assistance in the preparation of a revised  operating
                           plan and cash flow forecast and present such plan and forecast to the Board and the Company's creditors;

                  (ii) assistance in the identification of cost reduction opportunities related to the Company;

                  (iii) assistance in addressing financing issues, including the preparation of reports, and communications generally with the Company's shareholders and creditors;

                  (iv) assistance in development of the Company's Plan of Reorganization; and

                  (v)      other activities as are approved by the Board.

         (b) The Company currently has a Chief Executive Officer. You have advised A&M that the current Chief Executive Officer will no longer be working with the Company (and the position will therefore be vacant) by agreement between the two parties, effective upon entry of an Order by the Bankruptcy Court having jurisdiction over the Company's Chapter 11 cases approving the terms of that agreement (the "CEO Order"). In the event the CEO Order has not been entered and the closing under the agreement approved thereby has not occurred by the time the Board meets to approve the appointment of the Officer, as provided for in subparagraph (a) above, then at such meeting, the Board will appoint the Officer (1) as Chief Restructuring Officer until the CEO Order is entered and the closing under the agreement approved thereby occurs and (2) as Chief Executive Officer immediately upon entry of the CEO Order and the closing of the agreement approved thereby. Prior to entry of the CEO Order and the closing of the agreement approved thereby, the Officer shall report directly to the current CEO and the Board and in all other respects the other provisions of this engagement letter shall remain the same regardless of whether the Officer is serving as Chief Restructuring Officer or Chief Executive Officer.

         (c) The Officer will continue to be employed by A&M, and while the Officer is rendering services to the Company, he will continue to work with other personnel at A&M both in connection with the Company's matters and possibly other unrelated matters. In particular, the Officer shall be permitted to devote limited services to Iridium LLC in conjunction with its sale of assets and plan of reorganization and the parties hereto expect that the services which the Officer continues to render to Iridium LLC will not unduly interfere with the services the Company requests of the Officer pursuant to this Agreement. In rendering services to the Company, the Officer may use additional A&M personnel to assist him.

         (d)      You understand that the services to be rendered by the Officer
                  may  include  the   preparation  of   projections   and  other
                  forward-looking  statements,  and


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                  numerous   factors  can  affect  the  actual  results  of  the
                  Company's operations, which may materially and adversely differ form those projections and other forward looking statements. In addition, the Officer will be relying on
                  information   provided  by  other  members  of  the  Company's
                  management in the preparation of those projections and other forward-looking statements. Neither the Officer nor A&M makes
                  any   representation   or   guarantee   that  an   appropriate
                  restructuring proposal can be formulated for the Company, that any restructuring proposal presented to the Board will be more successful than all other possible restructuring proposals, that restructuring is the best course of action for the Company, or, if formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further, neither the Officer nor A&M assumes responsibility for the selection of any restructuring
                  proposal  which  the  Officer   assists  in  formulating   and
                  presenting to the Board, and the Officer shall be responsible for implementation only of the restructuring proposal approved by the Board and only to the extent and in the manner authorized and directed by the Board.


2.       Compensation

         (a) A&M will receive a fee for the Officer and personnel who assist the Officer at a rate of $275,000 per month. A&M will staff this assignment with three to four people, including Mr. Bondi who will devote substantially full-time to this engagement, consistent with functioning as a member of A&M.

         (b) The Officer and A&M will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and approval of this agreement. All fees and expenses will be billed and payable on a monthly basis.

         (c) In addition to the monthly compensation, A&M shall be entitled to incentive compensation payable promptly following the confirmation of the Company's Plan of Reorganization ("POR") consisting of an "Earnings Bonus" and a "Plan Bonus."

                  (i)      The  Earnings  Bonus shall be equal to the greater of
                           (x) $2,000,000 or (y) the amount equal to the sum of the following percentages of the product of four and the Company's Operating EBITDA (as defined below) for the Company's last complete fiscal quarter preceding the confirmation date of its POR ("POR EBITDA"):


                             POR EBITDA                               Percentage
                             ---------------                          ----------
                             first $267,000,000                 -       0.7491%
                             next $33,000,000                   -       1.5152%


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                             next $50,000,000                   -       4.0%
                             next $50,000,000                   -       2.0%
                             amount in excess of $400,000,000   -       1.0%


                           provided, however if the Company sells, transfers or otherwise disposes of assets prior to the confirmation of the POR (or, in the event of a dismissal or conversion to Chapter 7, prior to such dismissal or conversion), then whenever the Cumulative Sold Asset EBITDA (as defined below) exceeds $5 million, A&M shall receive a fee equal to a percentage(s) of such Cumulative Sold Asset EBITDA at the closing of the disposition at which the Cumulative Sold Asset EBITDA first exceeded $5 million. The percentage(s) shall be the same as in the chart above, based on the same amount(s) of
                           Cumulative Sold Asset EBITDA as POR EBITDA in the chart above. "Cumulative Sold Asset EBITDA" shall mean (without duplication of any such amounts already included in calculating the incentive compensation previously paid to A&M under this proviso) the sum of the Operating EBITDA (if positive) for each asset sold, transferred or otherwise disposed of prior to the confirmation of the POR (or, in the event of a dismissal or conversion to Chapter 7, prior to such dismissal or conversion) for the last fiscal quarter prior to the disposition of each such asset times four (4). In calculating the amount of incentive compensation payable to A&M upon confirmation of the POR, first, the amount of POR EBITDA in the chart above shall be reduced by the aggregate amount of Cumulative Sold Asset EBITDA included in calculating the incentive compensation paid to A&M prior to confirmation, such reduction applied first to the $267 million line, then to the $33 million line, then to the first $50 million line, then to the second $50 million line and last, to the $400 million excess line; and second, for purposes of determining whether the $2,000,000 minimum is applicable, amounts already paid under this proviso shall be aggregated with the amount payable upon confirmation and, in the event the $2,000,000 is applicable, it shall be reduced by the amounts already paid under this proviso. "Operating EBITDA" shall mean EBITDA (earnings before interest, taxes, depreciation and amortization) net of other income (expense); extraordinary items; gains or losses on the sale of assets; expenses of litigation (including administrative proceedings) and related professional fees, fines, damages and settlement payments; and restructuring charges (including, without limitation, professional fees and expenses, employee severance and incentive payments, costs of operations discontinued or identified to be discontinued and cure payments for assumed contracts or leases).

                  (ii) The Plan Bonus shall be $500,000 if the POR is confirmed prior to September 1, 2001 and shall be reduced commencing September 1, 2001 at a rate of $83,333 per month, pro rated on a

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


                           daily basis, with no Plan Bonus payable subsequent to February 28, 2002.

                  No incentive compensation shall be earned after termination of this agreement by the Company For Cause (as defined below), or by A&M Without Good Reason (as defined below). A&M shall be entitled to receive and retain any incentive compensation earned prior to the date of such termination.

         (d) The Company shall promptly remit to A&M a retainer in the amount of $275,000 which shall be returned or credited against any amounts due at the termination of this assignment.


3.       Term

         (a) The engagement will commence as of the date hereof and may be terminated by either the Company or A&M without cause by giving 30 days' written notice to the other party. In the event of such terminaton by either the Company or A&M, any fees and expenses due to A&M shall be remitted promptly, A&M shall remain entitled to the incentive compensation which has been agreed upon provided the criteria therefor are satisfied, except as provided in 3(b) and 3(c).

         (b) The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination for Cause, A&M shall have no right to compensation under Section 2 for any period subsequent to the date of termination. For purposes of this Agreement, "Cause" shall mean: (i) the Officer is convicted of a felony; or (ii) the Officer or A&M willfully disobeys a lawful direction of the Board.

         (c) A&M may terminate its services under this Agreement without Good Reason at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of delivery of the notice. Upon any such termination the Company shall be relieved of all of its obligations under this Agreement, except for payment of monthly fees and expenses through the effective date of termination and its obligations under paragraph 6.

         (d) A&M shall be entitled to terminate its services hereunder for Good Reason. For purposes of the Agreement, termination for "Good Reason" shall mean its resignation caused by the breach by the Company of any of its material obligations under this Agreement which breach is not cured within 30 days of A&M having given written notice to the Company thereof.

         (e) A&M and the Company shall each have the right to terminate this Agreement within 30 days following the confirmation of any Chapter 11 plan of reorganization upon 30 days' written notice to the other parties hereto. In


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                  such  event  A&M  shall  remain   entitled  to  the  incentive
                  compensation (subject to the conditions set forth in Section 2(c)).


         (f) A&M shall have the right to terminate this Agreement immediately if the Officer shall not have been appointed and assumed the position of Chief Executive Officer within 60 days of the date of this letter in accordance with paragraph 1. Upon such termination, A&M shall be entitled to receive and retain all compensation earned to date pursuant to paragraph 2 and reimbursement for all reimbursable expenses incurred and shall be paid liquidated damages in the amount of $ 825,000 within 5 days of receipt of notice of termination.


4.       Relationship of the Parties

         The parties intend that an independent contractor relationship will be created between A&M and the Company by this engagement letter. The Officer shall remain an employee of A&M, which shall retain the rights (subject to the terms hereof) to direct and control his performance. The compensation set forth in paragraph 2 shall be exclusive, and the Officer shall not be entitled to participate in any other compensation or benefit plan or perquisite of the Company. Any amounts of cash paid to the Officers shall be paid to and received by the Officer solely as nominee for and on behalf of A&M and not on their own account. Neither A&M nor any of its personnel or subcontractors is to be considered an employee or agent of the Company and the personnel and subcontractors of A&M are not entitled to any of the benefits that the Company provides for the Company's employees. The Company acknowledges that A&M's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC, or other state or national professional or regulatory body.


5.       Confidentiality / Non-Solicitation / Non-Competition

         A&M  and  the  Officer  shall  keep  as  confidential   all  non-public
         information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in communication with the Company's shareholders, affiliates and creditors, or their advisors, in the performance of this engagement. The Company agrees not to solicit, recruit or hire any employees of A&M for a period of two years subsequent to the termination of this agreement. During the term of this agreement and for a period of 12 months commencing on the date of termination of services under this Agreement, the Officer shall not have any relationship or association with a "Competitor" of the Company as an independent contractor, service provider, stockholder (of more than two percent of any equity interest), director, officer, consultant, employee or otherwise. "Competitor" shall mean a corporation which derives more than 30% of its revenues from long-term care or respiratory care and which competes with the Company in more than 30% of the


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         Company's markets.  This foregoing provision concerning activities with a Competitor shall apply solely to the Officer and not to A&M or other A&M employees.


6.       Indemnification

         The attached indemnification agreement is incorporated herein by reference and shall be executed upon the acceptance of this agreement. In addition to the indemnity provided in the indemnity agreement incorporated herein, the Officer shall be indemnified by the Company for all acts performed as an officer to the maximum extent permitted by law. The Company shall continue to maintain its directors and officer's liability insurance policy in the same or greater amounts as currently provided and shall provide coverage for the officer under such policy. The Company shall continue to provide such insurance coverage for the Officer for two years after termination or this engagement. Termination of this engagement shall not affect any of these indemnification provisions, which shall remain in full force and effect.


7.       Miscellaneous

         This engagement letter (together with the attached indemnity provisions); (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by both parties hereto. The Company, the Officer and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of the Officers or A&M hereunder. The Company and A&M agree that the Bankruptcy Court having jurisdiction over the Company's Chapter 11 case (or any case into which it may be converted) shall have exclusive jurisdiction over any and all matters arising under or in connection with this engagement letter and the indemnity provisions and in connection with the services rendered by A&M hereunder.

8.       Effectiveness

         This engagement letter shall become effective upon its execution by the parties hereto, approval by the Company's Board of Directors and the entry of an order (the "Order"), in form satisfactory to such parties, of the Bankruptcy Court having jurisdiction over the Company's Chapter 11 case approving this engagement letter and the attached indemnity provisions in the form executed and authorizing the retention of A&M on the terms provided for herein; provided that effective immediately upon the Company's execution below, the Company agrees to seek by motion (the "Motion") such judicial approval and authorization as promptly as possible. The Officer will commence the rendering of the service and duties set forth in paragraph 1 upon execution of this letter by the parties but before the entry of the


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

         Order. A&M may withdraw this letter at any time prior to the judicial approval referred to above by providing written notice to the Company, which shall be effective immediately, to that effect, in which case this letter (and the attached Indemnification Agreement) shall be null and void except insofar as it (including the provisions of the Indemnification Agreement) relate to services already rendered.

Please sign the enclosed copy of this proposal to acknowledge your agreement with its terms.

                                            Very truly yours,

                                            Alvarez & Marsal, Inc.


                                            By: /s/ Joseph A. Bondi
                                               ------------------------------
                                               Joseph A. Bondi
                                               Managing Director




ACCEPTED AND AGREED:

Integrated Health Services, Inc.


By: /s/ C. Taylor Pickett
   ------------------------------
   C. Taylor Pickett
   EVP and CFO

/s/ Joseph A. Bondi5
-----------------------
Joseph A. Bondi


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